Exhibit 99.1
February 28, 2008
Mr. Bryant Riley
Managing Member
Riley Investment Management LLC
11100 Santa Monica, Blvd., Suite 810
Los Angeles, CA 90025

Dear Mr. Riley:

The Board of Directors of Transmeta Corporation has carefully evaluated the expression of interest set out in the letters from Riley Investment Management LLC (“RIM”) dated January 30, 2008 and February 13, 2008. We appreciate your interest in the Company.
After careful consideration, including a thorough review of the RIM proposal with our independent financial and legal advisors, Piper Jaffray & Co. and Fenwick & West LLP, the Board has determined that your $15.50 per share indication of interest is not in the best interests of Transmeta’s shareholders. We believe that RIM’s indication of interest undervalues the Company’s assets, business and opportunities.
The Board and management team remain focused on enhancing the value of Transmeta for all of its shareholders.
Sincerely,

TRANSMETA CORPORATION

By:	/s/ HUGH BARNES

Hugh Barnes
Chairman